Exhibit B-2






     Exhibit D to the Master Separation and Distribution
                          Agreement

                 EMPLOYEE MATTERS AGREEMENT

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                 EMPLOYEE MATTERS AGREEMENT

                           BETWEEN

                   ALLEGHENY ENERGY, INC.

                             AND



                       [SUPPLY HOLDCO]

                      TABLE OF CONTENTS


                    ARTICLE 1 DEFINITIONS


                ARTICLE 2 GENERAL PRINCIPLES

SECTION 2.1 ASSUMPTION OF LIABILITIES AND TRANSFER OF PLAN ASSETS     7
SECTION 2.2 ESTABLISHMENT OF PLANS                                    7
SECTION 2.3 ALLEGHENY PLANS                                           8
SECTION 2.4 PARTICIPATION BY SUPPLY HOLDCO EMPLOYEES IN ALLEGHENY
            PLANS                                                     9

               ARTICLE 3 DEFINED BENEFIT PLAN

SECTION 3.1 ESTABLISHMENT OF MASTER PENSION PLAN TRUST               10
SECTION 3.2 ASSUMPTION OF PENSION PLAN                               10
SECTION 3.3 NO DISTRIBUTIONS TO SUPPLY HOLDCO EMPLOYEES              11

            ARTICLE 4 DEFINED CONTRIBUTION PLANS

SECTION 4.1 EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN                11
SECTION 4.2 CONTRIBUTIONS DISCONTINUED                               11
SECTION 4.3 DISCRETIONARY PLAN DESIGN                                11

           ARTICLE 5 NON-QUALIFIED AND OTHER PLANS

SECTION 5.1 DEFERRED COMPENSATION PLAN                               11
SECTION 5.2 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN                   12
SECTION 5.3 SUPPLY HOLDCO CHANGE IN CONTROL PROGRAMS                 12
SECTION 5.4 SEVERANCE PLAN                                           12

             ARTICLE 6 HEALTH AND WELFARE PLANS

SECTION 6.1 ASSUMPTION OF HEALTH AND WELFARE PLAN LIABILITIES        13
SECTION 6.2 CLAIMS FOR HEALTH AND WELFARE PLANS                      13
SECTION 6.3 POST-SEPARATION TRANSITIONAL ARRANGEMENTS                13
SECTION 6.4 VENDOR AND INSURANCE ARRANGEMENTS                        14
SECTION 6.5 ASSET ALLOCATION AND TRANSFERS FOR POST-RETIREMENT
            MEDICAL AND LIFE INSURANCE BENEFITS                      15
SECTION 6.6 ELIP                                                     16
SECTION 6.7 LEAVE OF ABSENCE PROGRAMS AND FMLA                       16
SECTION 6.8 ALLEGHENY WORKERS' COMPENSATION PROGRAM                  16

           ARTICLE 7 EQUITY AND OTHER COMPENSATION

SECTION 7.1 SHORT-TERM INCENTIVE PLAN                                17
SECTION 7.2 LONG-TERM INCENTIVE PLAN                                 18



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SECTION 7.3 ALLEGHENY PERFORMANCE SHARE PLAN                         18
SECTION 7.4 ALLEGHENY STOCK OPTION PLAN                              18
SECTION 7.5 CORPORATE VARIABLE PAY PROGRAM                           18
SECTION 7.6 DESCRETIONARY PLAN DESIGN                                18

             ARTICLE 8 FRINGE AND OTHER BENEFITS

SECTION 8.1 EMPLOYEE ASSISTANCE PROGRAM                              18
SECTION 8.2 EDUCATIONAL ASSISTANCE PROGRAM                           19
SECTION 8.3 RELOCATION                                               19
SECTION 8.4 OTHER BENEFITS                                           19

           ARTICLE 9 DIRECTOR COMPENSATION PROGRAM

SECTION 9.1 ESTABLISHMENT OF SUPPLY HOLDCO DIRECTOR COMPENSATION
            PROGRAM                                                  19
SECTION 9.2 PARTICIPATION IN SUPPLY HOLDCO DIRECTOR COMPENSATION
            PROGRAM                                                  19
SECTION 9.3 ANNUAL RETAINER                                          19
SECTION 9.4 MEETING FEES                                             20
SECTION 9.5 PLAN FOR DEFERRAL OF COMPENSATION OF DIRECTORS           20
SECTION 9.6 DEFERRED STOCK UNIT PLAN FOR OUTSIDE DIRECTORS           20
SECTION 9.7 STOCK OPTIONS                                            20
SECTION 9.8 RESTRICTED STOCK PLAN FOR OUTSIDE DIRECTORS              20
SECTION 9.9 DIRECTOR                                                 20

                    ARTICLE 10 TRANSITION

SECTION 10.1  TRANSITIONAL SERVICES AGREEMENT                        20
SECTION 10.2  PAYMENT OF LIABILITIES, PLAN EXPENSES AND RELATED
              MATTERS                                                21
SECTION 10.3  SHARING OF PARTICIPANT INFORMATION                     21
SECTION 10.4  REPORTING AND DISCLOSURE COMMUNICATIONS TO
              PARTICIPANTS                                           21
SECTION 10.5  AUDITS REGARDING VENDOR CONTRACTS                      22
SECTION 10.6  BENEFICIARY DESIGNATIONS                               22
SECTION 10.7  REQUESTS FOR IRS AND DOL OPINIONS                      22
SECTION 10.8  FIDUCIARY MATTERS                                      22
SECTION 10.9  CONSENT OF THIRD PARTIES                               22
SECTION 10.10 TAX COOPERATION                                        23
SECTION 10.11 PLAN RETURNS                                           23

            ARTICLE 11 EMPLOYMENT-RELATED MATTERS

SECTION 11.1  TERMS OF SUPPLY HOLDCO EMPLOYMENT                      23
SECTION 11.2  HR DATA SUPPORT SYSTEMS                                23
SECTION 11.3  EMPLOYMENT OF EMPLOYEES WITH U.S. WORK VISAS           23
SECTION 11.4  CONFIDENTIALITY AND PROPRIETARY INFORMATION            23
SECTION 11.5  ACCRUED PAYROLL, BONUSES, PROFIT SHARING AND
              COMMISSIONS                                            28
SECTION 11.6  PAYROLL AND WITHHOLDING                                28
SECTION 11.7  PERSONNEL AND PAY RECORDS                              28
SECTION 11.8  NON-TERMINATION OF EMPLOYMENT; NO THIRD-PARTY
              BENEFICIARIES                                          29

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SECTION 11.9  EMPLOYMENT LITIGATION                                  29

                ARTICLE 12 DISPUTE RESOLUTION


                ARTICLE 13 GENERAL PROVISIONS

SECTION 13.1  EFFECT IF IPO AND/OR DISTRIBUTION DOES NOT OCCUR       30
SECTION 13.2  RELATIONSHIP OF THE PARTIES                            30
SECTION 13.3  AFFILIATED COMPANIES                                   30
SECTION 13.4  INCORPORATION OF MASTER SEPARATION AGREEMENT
              PROVISIONS                                             30
SECTION 13.5  GOVERNING LAW                                          30
SECTION 13.6  SEVERABILITY                                           30
SECTION 13.7  AMENDMENT                                              31
SECTION 13.8  TERMINATION                                            31
SECTION 13.9  CONFLICT                                               31
SECTION 13.10 DESCRIPTIVE HEADINGS                                   31
SECTION 13.11 COUNTERPARTS                                           31



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                 EMPLOYEE MATTERS AGREEMENT

     EMPLOYEE MATTERS AGREEMENT (the "Agreement"), dated as of __________, 2001, between Allegheny Energy, Inc.
("Allegheny") and [________], a Maryland corporation
("Supply Holdco").

                          RECITALS

     WHEREAS, the Board of Directors of Allegheny has determined that it is in the best interest of Allegheny and its stockholders to separate Allegheny's existing businesses into two independent businesses;

     WHEREAS, pursuant to such determination, Allegheny and Supply Holdco have entered into a Master Separation
Agreement (as defined below) which provides, among other things, for the separation of Allegheny and Supply Holdco, the transfer between Allegheny and Supply Holdco of certain assets and liabilities, the initial public offering of Supply Holdco common stock, the distribution of such common stock and the execution and delivery of certain agreements in order to facilitate the foregoing; and

     WHEREAS, in connection with the foregoing, the parties desire to enter into this Agreement to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, benefit plans and programs, and other employee matters.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, Allegheny and Supply Holdco agree as follows:


                          ARTICLE 1
                         DEFINITIONS

     For purposes of this Agreement, the following capitalized terms shall have the meanings specified herein.
Capitalized terms used in this Agreement and not otherwise defined shall have the meanings for such terms set forth in the Master Separation Agreement. The singular shall include the plural, unless the context indicates otherwise. When
"Allegheny" immediately precedes a defined term it shall mean the plans and programs of Allegheny. When "Supply
Holdco" immediately precedes a defined term it shall mean the plans or programs of Supply Holdco or the plans and programs to be established and maintained by Supply Holdco.

     "ADA" means the Americans with Disabilities Act of 1990, as amended.

     "AE Supply" means Allegheny Energy Supply Company, LLC, a Delaware limited liability company that was merged into Supply Holdco with Supply Holdco as the surviving entity.

     "Allegheny" means Allegheny Energy, Inc., a Maryland corporation. Each reference to Allegheny in this Agreement shall also be deemed to include a reference to each member of the Allegheny System unless it specifically provides otherwise; provided, however that Allegheny shall be solely


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responsible to Supply Holdco for ensuring that each member
of the Allegheny System complies with the applicable terms of this Agreement.

     "Allegheny Employee" means an individual who, on the Separation Date or other date as agreed upon by Allegheny and Supply Holdco, is or was employed within the Allegheny
System and is not a Supply Holdco Employee.  Allegheny
Employee shall include Allegheny Retired Employees and
Allegheny Terminated Employees.

     "Allegheny Indemnitees" means Allegheny, each member of the Allegheny System and each of their respective directors, officers and employees.

     "Allegheny Retired Employee" means any Allegheny
Employee and any Supply Holdco Employee who retired on or before the Distribution Date. Allegheny Retired Employee shall include an alternate payee under a QDRO, alternate recipient under a QMCSO, beneficiary, covered dependent, or qualified beneficiary of an Allegheny Employee or Supply
Holdco Employee who retired on or before the Distribution
Date.

     "Allegheny System" means all subsidiary, affiliate and associate companies of Allegheny as defined under the Public
Utility Holding Company Act of 1935, as amended, and the Rules under such Act.

     "Allegheny Terminated Employee" means any individual who is a former employee of the Allegheny System and any individual who is a former employee of Supply Holdco on the Distribution Date. Allegheny Terminated Employee shall include an alternate payee under a QDRO, alternate recipient under a QMCSO, beneficiary, covered dependent, or qualified beneficiary of a former employee of the Allegheny System or Supply Holdco on the Distribution Date, but shall not include any Supply Holdco Employee.

     "Asbestos Claim" means any past, present or future claim, demand, request, complaint, cross-complaint, cross-claim, right, suit, lawsuit, action or proceeding or cause of action or order seeking monetary relief (including, without limitation, punitive or exemplary damages) or other relief (including, without limitation, medical monitoring, injunctive or declaratory relief) allegedly caused by, arising out of (including, without limitation, whether arising out of any contract or tort based on negligence or strict liability), or relating to, in whole or in part, any exposure to asbestos.

     "ASO Contracts" is defined in Section 6.4.

     "Change in Control Programs" means the individual change in control agreements entered into from time to time with executives.

     "COBRA" means the continuation coverage requirements for "group health plans" under Title X of the Consolidated
Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

     "Corporate Variable Pay Program" means the annual incentive compensation plan covering all nonunion employees, and employees represented by a collective bargaining unit which has negotiated for their participation, exclusive of employees participating in the Short-Term Incentive Plan, and other business-specific variable compensation programs.

     "Deferred Incentive Compensation Plan" means the plan under which any executive who is a participant in the Short-Term Incentive Plan may elect to defer receipt of all or a portion of an award received under the Short-Term Incentive Plan.

     "Deferred Stock Unit Plan for Outside Directors" means the plan under which a lump sum payment (calculated by reference to the price of the company's common stock) is provided to eligible directors.

     "Director Compensation Program" means the plans and programs under which a director is compensated for services.

     "DOL" means the United States Department of Labor.

     "Effective Date" is defined in Section 3.2(a).

     "ELIP" means the Executive Life Insurance Plan under which life insurance policies were issued to certain eligible executives.

     "Employment Liabilities" means all claims, causes of action, demands, liabilities, debts or damages (known or unknown) related to all employment matters addressed in this Agreement, including but not limited to claims arising under ERISA, the Code, claims for breach of contract, breach of fiduciary duty, promissory estoppel, equitable estoppel; claims for violation of any other federal or state statute or regulation or local ordinance; claims for lost or unpaid wages or other employee benefits; claims under the ADA; claims under the FMLA; claims under Title VII of the Civil Rights Act of 1964, as amended; and claims under state law for intentional infliction of emotional distress, pain, suffering or anxiety, negligence, outrageous conduct, invasion of privacy, harassment, assault, battery, defamation, slander, libel, wrongful or constructive discharge or any other actions arising in tort or contract.

     "Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices of violation, investigations, complaints, requests for information, proceedings or other written communication, whether criminal or civil, by any Person based upon, alleging, asserting, or claiming any (a) violation of, or liability under any environmental law, (b) violation of any permit, or (c) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based upon, resulting from or related to, the presence, release, or threatened release into the environment of any hazardous materials or any other environmental condition.

     "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

     "ESOSP" means the Employee Stock Ownership and Savings
Plan, a defined contribution plan.

     "FMLA" means the Family and Medical Leave Act of 1993, as amended.

     "Fringe Benefits" means other miscellaneous benefits, plans, programs and arrangements as described in Article 8.

     "Group Insurance Policies" is defined in Section 6.4.

     "HCFA" means the United States Health Care Financing
Administration.

     "Health and Welfare Plans" means the health and welfare plans established and maintained for the benefit of employees and retirees, and such other welfare plans or programs as may apply to such employees and retirees as of the Separation Date or other date as agreed upon by Allegheny and Supply Holdco.

      "Indemnification and Insurance Matters Agreement" means the Indemnification and Insurance Matters Agreement between Allegheny and Supply Holdco.

     "IRS" means the United States Internal Revenue Service.

     "Leave of Absence Programs" means the personal, medical, military and FMLA leave offered from time to time under the personnel policies and practices.

     "Long-Term Incentive Plan" means the Long-Term
Incentive Plan which is comprised of, but not limited to, the following components: the Performance Share Plan and the Stock Option Plan.

     "Liabilities" means all debts, liabilities, guarantees, assurances, commitments, and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted accounting principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto. "Contract" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

     "Master Separation Agreement" means the Master
Separation and Distribution Agreement between Allegheny and
Supply Holdco.

     "Master Trust" means a master trust which is intended to be qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a)(1).

     "Non-Qualified Plans" means the SERP and the Deferred
Incentive Compensation Plan.

      "Outsource" is defined in Subsection 6.2(b).

     "Participating Company" means: (a) Allegheny; (b) any
Person (other than an individual) that Allegheny has approved for participation in, has accepted participation in, and which is participating in, a Plan sponsored by Allegheny; or (c) any Person (other than an individual) which, by the terms of such Plan, participates in such Plan or any employees of which, by the terms of such Plan, participate in or are covered by such Plan.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Plan" means the defined benefit plan.

     "Performance Share Plan" means the component of the Long-Term Incentive Plan under which performance shares are issued and held by employees.

     "Plan" means any plan, policy, program, payroll practice, arrangement, contract, trust, insurance policy, or any agreement or funding vehicle providing compensation or benefits to employees, former employees or directors of Allegheny or Supply Holdco.

     "Plan for Deferral of Compensation of Directors" means the plan under which any director may defer receipt of all or a portion of the annual retainer and meeting fees.

     "Post-Retirement Programs" means the plans that permit certain retirees and their eligible spouses and dependents to continue to receive coverage and benefits under certain
Health and Welfare Plans.

     "QDRO" means a domestic relations order, which qualifies under Code Section 414(p) and ERISA Section 206(d) and which creates or recognizes an alternate payee's right to, or assigns to an alternate payee, all or a portion of the benefits payable to a participant under any of the Allegheny Retirement Plans.

     "QMCSO" means a medical child support order that qualifies under ERISA Section 609(a) and which creates or recognizes the existence of an alternate recipient's right to, or assigns to an alternate recipient the right to, receive benefits for which a participant or beneficiary is eligible under any of the Health Plans.

     "Replacement Options" is defined in Section 7.4.

     "Retirement Plans" means the Pension Plan and the ESOSP.

     "SBP" means the Secured Benefit Plan which is the secured SERP arrangement applicable to all active employees who participate in the SERP on and after January 1, 1993.

     "SERP" means the Supplemental Executive Retirement
Plan.

     "Severance Plan" means any separation allowance plan that provides for benefits to eligible employees.

     "Short-Term Incentive Plan" means the annual incentive compensation plan under which certain executives receive awards on the basis of corporate, group/function and individual performance.

     "Stock Option Plan" means the component of the Long-
Term Incentive Plan under which stock options are granted and held by employees.

     "Supply Holdco Employee" means an individual who, as of the Separation Date or other date as agreed upon by Allegheny and Supply Holdco, is:

          (i)  employed by Supply Holdco;

          (ii) on leave of absence from Supply Holdco;

(iii) on worker's compensation or long-term disability, and if released to return to work, would return to work for Supply Holdco; or
(iv) an alternate payee under a QDRO, alternate recipient under a QMCSO, beneficiary, covered dependent, or qualified beneficiary of an employee described in Subsection (i),
(ii), or (iii) above;
but who is not an Allegheny Employee.

     "Supply Holdco Indemnitees" means Supply Holdco, each member of the Supply Holdco Group and each of their respective directors, officers and employees.

     "Supply Holdco WCP Claims" means all claims that are, or have been, incurred under Supply Holdco WCP by Supply
Holdco Employees.

     "Tax Indemnification Agreement" means the Tax
Indemnification Agreement between Allegheny and Supply
Holdco.

     "Transitional Services Agreement" means the
Transitional Services Agreement between Allegheny and Supply
Holdco.

     "VEBA" means Voluntary Employees' Beneficiary
Association established pursuant to IRC Section 501(c)(9) as a funding arrangement for subsidized medical and life insurance benefits to certain employees in retirement.

     "WCP" means the Workers' Compensation Program comprised of the various arrangements established to comply with the workers' compensation requirements of the states in which the Allegheny System conducts business.

                          ARTICLE 2
                     GENERAL PRINCIPLES

     SECTION 2.1    Assumption Of Liabilities And Transfer Of
Plan Assets.

          (a) Assumption Of Liabilities. Except as otherwise specified in this Agreement, or as mutually agreed by Supply Holdco and Allegheny from time to time, Supply Holdco hereby assumes and agrees to pay, perform, fulfill and discharge, in accordance with their respective terms, subject to
Section 10.2 and to the indemnification provisions of
Schedule 2.1, all Liabilities to, or relating to, Supply Holdco Employees arising out of or resulting from:

          (i) employment by the Allegheny System before the Separation Date or other date as mutually agreed upon by Allegheny and Supply Holdco (including Liabilities arising under or relating to Allegheny Plans and Supply Holdco Plans);

         (ii) former, present or future employment with Supply Holdco (including Liabilities arising under or relating to Allegheny Plans and Supply Holdco Plans);

         (iii) other actual or alleged employment relationship with the Supply Holdco; and

         (iv) obligations, liabilities and responsibilities expressly assumed or retained by Supply Holdco, or a Supply Holdco Plan, pursuant to this Agreement.

          (b) Transfer Of Plan Assets. Except as otherwise specified in this Agreement or as otherwise mutually agreed by Allegheny and Supply Holdco from time to time, with respect to each Allegheny Plan, Allegheny shall transfer to Supply Holdco an amount equal to trust assets and other related assets as consistent with the applicable Plan transition that arises out of or relates to Supply Holdco's interest in such Allegheny Plan. Notwithstanding the foregoing, the Liabilities and or assets attributable to Allegheny Retired Employees shall be determined as provided in Schedule 2.1(a).

     Section 2.2    Establishment Of Plans.

          (a) Health and Welfare Plans. Except as otherwise specified in this Agreement, effective as of the Separation Date or such other date(s) as Allegheny and Supply Holdco may mutually agree, Supply Holdco shall establish the Supply Holdco Health and Welfare Plans and the Supply Holdco Post-Retirement Programs, which shall be comparable to the Allegheny Health and Welfare Plans and the Allegheny Post-Retirement Programs listed in Schedule 2.2.

          (b) Retirement Plans. Except as otherwise specified in this Agreement, effective as of the Separation Date or such other date(s) as Allegheny and Supply Holdco may mutually agree, Supply Holdco shall establish the Supply
Holdco Retirement Plans, which shall be comparable to the Allegheny Retirement Plans.

          (c) Fringe Benefits. Except as otherwise specified in this Agreement, effective as of the Separation Date or such other date(s) as Allegheny and Supply Holdco may mutually agree, Supply Holdco shall establish the Supply Holdco
Fringe Benefits Plans, which shall be comparable to the Allegheny Fringe Benefits Plans.

          (d) Equity and Other Compensation. Except as otherwise specified in this Agreement, effective as of the Separation
Date or such other date(s) as Allegheny and Supply Holdco may mutually agree, Supply Holdco shall establish such Plans as may be determined to be appropriate by mutual consent of Supply Holdco and Allegheny, including, without limitation, the Supply Holdco Short-Term Incentive Plan, the Supply
Holdco Deferred Incentive Compensation Plan, the Supply
Holdco Corporate Variable Pay Program, the Supply Holdco Long-Term Incentive Plan and the Supply Holdco Change in
Control Programs, which shall be comparable to the respective Allegheny Plans.

          (e) No Obligation to Maintain Plans. Except as otherwise specified in this Agreement, to the extent permitted by applicable laws, nothing in this Agreement shall preclude Supply Holdco at any time from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Supply Holdco Plan, any benefit under any Supply Holdco Plan or any trust, insurance policy or funding vehicle related to any Supply
Holdco Plan.

     Section 2.3    Allegheny Plans.

          (a) Participation in Allegheny Plans. Except as otherwise specified in this Agreement, or as Allegheny and Supply Holdco mutually agree, Supply Holdco shall continue as a Participating Company in the Allegheny Plans in effect as of the Separation Date to the extent that Supply Holdco has not established comparable Plans. Effective as of any date on or after the Separation Date and before the Distribution Date (or such other date as Allegheny or Supply Holdco may mutually agree), any member of the Supply Holdco Group not described in the preceding sentence may, at its request and with the consent of Allegheny and Supply Holdco, become a Participating Company in any or all of the Allegheny Plans, to the extent that Supply Holdco has not established a comparable Plan.

           (b) Allegheny's General Obligations as Plan Sponsor. To the extent that Supply Holdco is a Participating Company in any Allegheny Plan(s), Allegheny shall continue to administer, or cause to be administered, in accordance with their terms and applicable law, such Allegheny Plan(s), and shall have the sole and absolute discretion and authority to interpret the Allegheny Plan(s), as set forth therein.
Allegheny shall not, without first consulting with Supply Holdco, amend any material feature of any Allegheny Plan in which Supply Holdco is a Participating Company, except to the extent such amendment would not affect any benefits of Supply Holdco's Employees under such Plan or as may be necessary or appropriate to comply with applicable law.

            (c)  Supply Holdco's General Obligations as a
Participating Company. Supply Holdco shall perform, with respect to its participation in the Allegheny Plans, the duties of a Participating Company as set forth in each such Plan or any procedures adopted pursuant thereto, including
(without limitation):

            (i) assisting in the administration of claims, to the
                extent requested by the claims administrator of the applicable Allegheny Plan;

           (ii) cooperating fully with Allegheny Plan auditors, benefit personnel and benefit vendors;

          (iii) preserving the confidentiality of all financial arrangements Allegheny has or may have with any vendors, claims administrators, trustees or any other entity or individual with whom Allegheny has entered into an agreement relating to the Allegheny Plans; and

          (iv) preserving the confidentiality of participant information (including, without limitation, health information in relation to FMLA leaves) to the extent not otherwise specified in this Agreement.

          (d) Termination of Participating Company Status. Except as otherwise may be mutually agreed by Allegheny and Supply Holdco, effective as of the Distribution Date or such other date as Supply Holdco establishes a comparable Plan (as specified in Section 2.2 or otherwise in this Agreement), Supply Holdco shall automatically cease to be a Participating Company in the corresponding Allegheny Plan.

     Section 2.4    Participation By Supply Holdco Employees In
Allegheny Plans.

          (a) Non-Duplication of Benefits. As of the Separation Date or such later date that applies to the particular
Supply Holdco Plan established thereafter, the Supply Holdco Plans shall be, with respect to Supply Holdco Employees, in all respects the successors in interest to, and shall not provide benefits that duplicate benefits provided by, the corresponding Allegheny Plans. Allegheny and Supply Holdco shall mutually agree, if necessary, on methods and procedures, including amending the respective Plan documents, to prevent Supply Holdco Employees from receiving duplicate benefits from the Allegheny Plans and the Supply
Holdco Plans.

           (b) Service Credit. Except as otherwise specified in this Agreement, with respect to Supply Holdco Employees, each Supply Holdco Plan shall provide that all service, all compensation and all other benefit-affecting determinations that were recognized under the corresponding Allegheny Plan shall, as of the date of their initial participation in each Supply Holdco Plan, receive full recognition and credit and be taken into account under such Supply Holdco Plan to the same extent as if such items occurred under such Supply
Holdco Plan, except to the extent that duplication of benefits would result. The service crediting provisions shall be subject to any respectively applicable "service bridging," "break in service," "employment date," or "eligibility date" rules under the Supply Holdco Plans and the Allegheny Plans.

                          ARTICLE 3
                    DEFINED BENEFIT PLAN

     Section 3.1 Establishment Of Master Pension Plan Trust. Effective as of the Separation Date or such later date as mutually agreed upon by Allegheny and Supply Holdco, Supply Holdco shall establish, or cause to be established, the Supply Holdco Master Trust, to hold the assets of the Supply Holdco Pension Plan and any other Plan established for the benefit of Supply Holdco Employees.

     Section 3.2    Assumption Of Pension Plan.

          (a) Effective as of the Separation Date or such later date as mutually agreed upon by Allegheny and Supply Holdco
("Effective Date"), Allegheny shall cause all of the Supply
Holdco Employees who are participants in the Allegheny
Pension Plan to cease to accrue benefits under such Plan, and Supply Holdco shall establish a Supply Holdco Pension
Plan and trust intended to qualify under Sections 401(a) and 501(a) of the Code, respectively. All liabilities for benefits accrued for Supply Holdco Employees shall be transferred to the Supply Holdco Pension Plan, and such Plan shall give the Supply Holdco Employees credit, for purposes of eligibility, vesting, and benefit accrual, for service on or prior to the Effective Date, to the extent such service was recognized under the Allegheny Pension Plan.

          (b) As soon as practicable after the Effective Date, Allegheny shall cause the trustee of the Allegheny Pension
Plan to transfer, in one or more installments, to the trustee of the Supply Holdco Pension Plan an amount in cash and other investment assets held in the trust equal to an amount determined to at least satisfy the minimum transfer requirements mandated under Code Section 414(l). The actuarial assumptions that will be used to value the transfer amount in the preceding sentence shall be those used by the PBGC with respect to plan termination occurring on the Effective Date or other such assumptions as may be mutually agreed to by Allegheny and Supply Holdco prior to the Effective Date. The amount(s) so transferred shall be adjusted as specified below:

          (i) Interest shall be credited to each installment of the transfer amount based on the investment rate of return of the assets of the Allegheny Pension Plan from the Effective Date to the actual transfer date, net of investment fees and expenses.

         (ii)  The amount of benefits paid by the Allegheny Pension
               Plan to Supply Holdco Employees between the Effective Date and the date Plan assets are transferred shall be deducted from any installment payment.

        (iii)  The Supply Holdco Pension Plan and the Supply
               Holdco Master Trust shall receive a transfer of a portion of the assets currently held in a Code Section 401(h) sub-account within the Allegheny Master Trust. Such pro rata portion of assets shall be determined on the basis of the portion of the company-subsidized postretirement medical plan and life insurance plan liability attributable to the non-union Supply Holdco Employees transferred from the Allegheny System.

     Section 3.3    No Distributions To Supply Holdco Employees.
The Allegheny Pension Plan and the Supply Holdco Pension
Plan shall provide that no distribution of retirement benefits shall be made by Allegheny to any Supply Holdco
Employee on or after the Distribution Date on account of the Supply Holdco ceasing to be a Subsidiary of the Allegheny
System.


                          ARTICLE 4
                 DEFINED CONTRIBUTION PLANS

     Section 4.1 Employee Stock Ownership and Savings Plan. Effective as of the Distribution Date or other date as mutually agreed upon by Allegheny and Supply Holdco, Supply Holdco shall establish the Supply Holdco ESOSP, or cause to be established, a trust, which is intended to be qualified under Code Section 401(a), exempt from taxation under Code
Section 501(a)(1). The Supply Holdco ESOSP shall be comparable to the Allegheny ESOSP. Upon the mutual agreement of Allegheny and Supply Holdco, the Supply Holdco ESOSP shall accept asset transfers from the Allegheny ESOSP. As soon as reasonably practicable after the Distribution Date, Supply Holdco shall use its commercially reasonable best efforts to enter into agreements to accomplish such asset transfer(s), to engage a trustee and record keeper and to transfer and maintain the necessary participant records. Supply Holdco and Allegheny each agree to use their commercially reasonable best efforts to accomplish any transfer of assets.

    Section 4.2    Contributions Discontinued.  After the
company match contribution is made by Allegheny for the calendar quarter in which Supply Holdco Employees terminate participation in the Allegheny ESOSP, no further company match contributions will be funded by Allegheny to accounts for Supply Holdco Employees.

    Section 4.3 Discretionary Plan Design. Notwithstanding the foregoing, effective as of the Distribution Date or such other date as mutually agreed upon by Allegheny and Supply Holdco, Supply Holdco shall have the discretion to modify the Supply Holdco ESOSP.

                          ARTICLE 5
                NON-QUALIFIED AND OTHER PLANS

     Section 5.1    Deferred Compensation Plan.

          (a) Establishment of Supply Holdco Deferred Incentive Compensation Plan. Effective as of the Separation Date or other date as mutually agreed upon by Allegheny and Supply
Holdco, Supply Holdco shall establish the Supply Holdco
Deferred Incentive Compensation Plan, which shall be comparable to the Allegheny Deferred Incentive Compensation
Plan, and shall assume all Liabilities to or relating to the

Supply Holdco Employees under the Allegheny Deferred
Incentive Compensation Plan. Allegheny shall continue to assume all Liabilities to or relating to Allegheny Employees under the Allegheny Deferred Incentive Compensation Plan.

          (a)       Participation in Deferred Compensation Plans.
Effective as of the establishment of the Supply Holdco
Deferred Incentive Compensation Plan, eligible Supply Holdco
Employees shall only be eligible to participate in the Supply Holdco Deferred Incentive Compensation Plan.

     Section 5.2    Supplemental Executive Retirement Plan.

          (a)  Supply Holdco SERP.

          (i) Establishment of the Supply Holdco SERP. Effective as of the Separation Date or other date as mutually agreed upon by Allegheny and Supply Holdco, Supply Holdco shall establish the Supply Holdco SERP, which shall be comparable to the Allegheny SERP, and shall assume all Liabilities to or relating to the Supply Holdco Employees under the Allegheny SERP.

         (ii) Participation in the Supply Holdco SERP. Effective as of the establishment of the Supply Holdco SERP, eligible Supply Holdco Employees shall only be eligible to participate in the Supply Holdco SERP.

          (b) Allegheny SERP. Allegheny shall continue to be responsible for all Liabilities to or relating to Allegheny
Employees under the Allegheny SERP.

          (c) Asset Transfer. Effective as of the Separation Date or other date as mutually agreed upon by Allegheny and Supply Holdco, life insurance policies purchased jointly by Allegheny and certain employees under the SBP shall be transferred to Supply Holdco for such Supply Holdco
Employees.

     Section 5.3 Supply Holdco Change In Control Programs. Effective as of the Separation Date or other date as mutually agreed upon by Allegheny and Supply Holdco, Supply Holdco shall establish the Supply Holdco Change in Control Programs, which shall be comparable to the Allegheny Change in Control Programs.

     Section 5.4    Severance Plan.  Effective as of the
Separation Date or other date as mutually agreed upon by Allegheny and Supply Holdco, Supply Holdco shall establish the Supply Holdco Severance Plan. The Supply Holdco
Severance Plan shall provide that no Supply Holdco Employee shall become eligible for severance benefits on account of the Supply Holdco Group ceasing to be a Subsidiary of the Allegheny System as of the Distribution Date.

                          ARTICLE 6
                  HEALTH AND WELFARE PLANS

     SECTION 6.1    Assumption Of Health And Welfare Plan
Liabilities.

          (a) General - Health and Welfare Plans. Except as provided in Subsection 6.1(b), each Allegheny Health and Welfare Plan shall retain all Liabilities incurred through the Separation Date or other date as agreed upon by Allegheny and Supply Holdco under such Allegheny Health and
Welfare Plan, whether or not claims are filed before such date, by or on behalf of eligible and participating Supply
Holdco Employees or their spouses or dependents.

          (b)       Substantially Similar Self-Insured Plans. Any
Health and Welfare Plan self-insured by Allegheny and substantially similar to any Supply Holdco Health and Welfare Plan established as of the Separation Date, or such later date as agreed by Allegheny and Supply Holdco, shall cease to be responsible for Liabilities to or relating to Supply Holdco Employees under the Allegheny Health and
Welfare Plans as of such date, and the corresponding Supply
Holdco Health and Welfare Plans shall assume such Liabilities as of that date.

     Section 6.2    Claims For Health And Welfare Plans.

          (a) Administration of Allegheny Claims. For a period not to exceed six months after the establishment of each Supply Holdco Health and Welfare Plan, Allegheny shall administer claims incurred under the Allegheny Health and Welfare Plans by Supply Holdco Employees before such establishment date, but only to the extent that Supply
Holdco has not, before such establishment date, assumed administrative responsibility through a comparable Plan. Any determination made or settlements entered into by Allegheny with respect to such claims shall be final and binding.

          (b) Outsourcing of Claims by Allegheny. Allegheny shall have the right to engage a third party administrator, vendor, or insurance company to administer ("Outsource") claims incurred under the Allegheny Health and Welfare
Plans, including claims incurred by Supply Holdco Employees. Allegheny may determine the manner and extent of such Outsourcing, including the selection of one or more third party administrators, vendors, or insurance companies and the ability to transfer the liability for such claims to one or more independent insurance companies. Allegheny has outsourced administration of many Allegheny Health and Welfare Plans, as set forth in Section 6.4 and the Schedules 6.4(a) and 6.4(b).

          (c) Outsourcing of Claims by Supply Holdco. Allegheny shall use its commercially reasonable best efforts for and on behalf of Supply Holdco to negotiate for Outsourcing arrangements with its third party administrators, vendors, or insurance companies with features comparable to each of Allegheny's current Outsourcing arrangements.

     Section 6.3    Post-Separation Transitional Arrangements.

          (a) Continuance of Elections, Co-Payments and Maximum
Benefits.

          (i) As of the Separation Date or such other date as Allegheny and Supply Holdco may mutually agree, Supply Holdco shall cause the Supply Holdco Health and Welfare Plans to maintain comparable coverage and contribution elections made by Supply Holdco Employees under the Allegheny Health and Welfare Plans and apply such elections under the Supply Holdco Health and Welfare Plans for the remainder of the period or periods for which such elections are by their terms applicable. The transfer or other movement of employment between Allegheny and Supply Holdco at any time on and after the Separation Date and prior to the Distribution Date in itself shall constitute neither a "status change" under the Allegheny Health and Welfare Plans or the Supply Holdco Health and Welfare Plans nor a "qualifying event," as defined under COBRA.

         (ii) On and after the Separation Date or other date as mutually agreed upon by Allegheny and Supply Holdco, Supply Holdco shall cause the Supply Holdco Health Plans to recognize and give credit for (A) all amounts applied to deductibles, out-of-pocket maximums, co-payments and other applicable benefit coverage limits with respect to which such expenses have been incurred by Supply Holdco Employees under the Allegheny Health Plans for the remainder of the calendar year in which the Separation Date occurs, and (B) all benefits paid to Supply Holdco Employees under the Allegheny Health Plans for purposes of determining when such persons have reached their lifetime maximum benefits under the Supply Holdco Health Plans. Notwithstanding the above, Supply Holdco's obligations under this Subsection 6.3(a)(ii) shall be limited by the market availability of health insurance products or other arrangements satisfying the criteria described above. Supply Holdco shall use its commercially reasonable best efforts to locate and engage the services of a vendor whose policies or other arrangements meet the requirements above.

          (b) HCFA Administration. As of the Separation Date or other date as mutually agreed upon by Allegheny and Supply Holdco, Supply Holdco shall assume all Liabilities relating to, arising out of or resulting from claims verified by Allegheny or Supply Holdco under the HCFA data match reports that relate to Supply Holdco Employees.

     Section 6.4 Vendor And Insurance Arrangements. Allegheny shall use its commercially reasonable best efforts for and on behalf of Supply Holdco to negotiate for, effective as of the Separation Date or such other date as Allegheny and Supply Holdco mutually agree: (a) third party ASO Contracts with comparable features and costs to the ASO Contracts entered into by Allegheny, as set forth in Schedule 6.4(a)

(the "ASO Contracts"); (b) Group Insurance Policies with comparable features and costs to the Group Insurance Policies entered into by Allegheny, as set forth in Schedule 6.4(b) (the "Group Insurance Policies"); and (c) competitive premium rates for all Supply Holdco Health and Welfare Plans. In each case, Supply Holdco shall, as of the Separation Date or such other date as Allegheny and Supply Holdco mutually agree, establish, adopt and/or implement acceptable contracts, agreements or arrangements. In accordance with Section 10.3, Allegheny shall provide upon the request of Supply Holdco copies of such contracts or successor arrangements thereto identified in Schedules 6.4(a) and 6.4(b).

     Section 6.5    Asset Allocation And Transfers For Post-
Retirement Medical And Life Insurance Benefits.

          (a) Effective as of the Separation Date, or such other date as mutually agreed upon by Allegheny and Supply Holdco, Supply Holdco shall establish, or cause to be established, a separate VEBA to hold the assets for postretirement medical and life insurance benefits established for the benefit of Supply Holdco Employees.

          (b) As soon as reasonably practicable, but in any case before the date of establishment of the VEBA, Allegheny shall engage actuaries and cause to be determined for the Allegheny VEBAs the amount of assets to be transferred from the Allegheny VEBAs to the Supply Holdco VEBA. Such pro rata portion of assets shall be determined on the basis of the portion of the company-subsidized postretirement medical plan and life insurance plan liability attributable to the Supply Holdco Employees transferred from Allegheny. The actuarial assumptions that will be used to value the accrued benefit liabilities described in the preceding sentence shall be the same as those used to develop the value of the accrued liabilities for purposes of determining the annual
VEBA funding parameters for the calendar year in which the Separation Date occurs. These assumptions shall include not only the discount rate, the expected rate of future salary increases and the projected rate of medical inflation (where applicable) used for funding purposes as of the January 1 measurement date but shall also include all non-economic assumptions employed in the valuation including assumed rates of mortality, retirement and employee turnover.

         (c) As soon as practicable after the date of establishment of the Supply Holdco VEBA, Allegheny shall cause the trustee of the Allegheny VEBAs to transfer, in one or more installments, to the trustee of the Supply Holdco
VEBA an amount in cash and other investment assets
(including all trust-owned life insurance contracts) held in the trust equal to an amount determined to be the accrued benefits associated with the Supply Holdco Employees. The amount(s) so transferred shall be adjusted as specified below:
          (i) Interest shall be credited to each installment of the transfer amount based on the investment rate of return of the assets of the Allegheny VEBAs from the date of establishment of the Supply Holdco VEBA to the actual transfer date, net of investment fees and expense.

          (ii) The amount of benefits paid by the Allegheny VEBAs to Supply Holdco Employees between the establishment date of the Supply Holdco VEBA and the date Plan assets are transferred shall be deducted from any installment payment.

     Section 6.6 ELIP. Effective as of the Separation Date or other date as mutually agreed upon by Allegheny and Supply
Holdco, life insurance policies purchased by Allegheny for certain Allegheny Employees under the ELIP shall be transferred to Supply Holdco for such Supply Holdco
Employees.

     Section 6.7    Leave Of Absence Programs And FMLA.

          (a) Allocation of Responsibilities After Separation Date. Effective as of the Separation Date or other date as mutually agreed upon by Allegheny and Supply Holdco, Supply
Holdco shall establish its Leave of Absence Programs and FMLA programs, which shall be comparable to the Allegheny
Leave of Absence Programs, and shall be responsible for administering leaves of absence and complying with FMLA with respect to Supply Holdco Employees.

          (b)       Disclosure. As soon as administratively
practicable after the Separation Date or other date as mutually agreed upon by Allegheny and Supply Holdco, Allegheny shall provide to Supply Holdco copies of all records pertaining to the leaves of absence and FMLA with respect to all Supply Holdco Employees to the extent such records have not been previously provided.

     Section 6.8    Allegheny Workers' Compensation Program.

          (a)       Administration Of Claims.

          (i) Effective as of the Separation Date or such other date as Allegheny and Supply Holdco may mutually agree, Supply Holdco shall be responsible for the administration of all Supply Holdco WCP Claims. Supply Holdco WCP Claims shall include all WCP claims previously incurred and identified as being associated with AE Supply prior to the Separation Date and all WCP claims incurred by Supply Holdco Employees after the Separation Date.

          (ii) Each party shall fully cooperate with the other with respect to the administration and reporting of Supply Holdco WCP Claims, the payment of Supply Holdco WCP Claims determined to be payable, and the transfer of the administration of any Supply Holdco WCP Claims to the other party.

          (b) Self-Insurance Status. Allegheny shall use its commercially reasonable best efforts to obtain self-insurance status for workers' compensation for Supply Holdco effective as of the Separation Date, or such later date as Allegheny and Supply Holdco may mutually agree, in those jurisdictions in which (i) Supply Holdco conducts business,
(ii) Allegheny is self-insured, and (iii) Allegheny and

Supply Holdco mutually agree that such status is beneficial to Supply Holdco. Supply Holdco hereby authorizes Allegheny to take all actions necessary and appropriate on its behalf in order to obtain such self-insurance status. All costs incurred by Allegheny in amending such certificates, including without limitation filing fees, adjustments of security and excess loss policies and amendments of safety programs, shall be shared pro rata by Allegheny and Supply
Holdco.

          (c)       Insurance Policy.

          (i) Effective as of the Separation Date or other date as mutually agreed upon by Allegheny and Supply Holdco, in the states that employ both Allegheny Employees and Supply Holdco Employees and other than those states where Supply Holdco is to be self-insured pursuant to Subsection 6.6(b) above, Allegheny shall use its commercially reasonable best efforts to negotiate for workers' compensation insurance policies on behalf of Supply Holdco from the issuing insurance companies as set forth in the relevant portion of
               Schedule 6.4(b) or different insurance companies which are comparable to the policies previously maintained by Allegheny; provided that the retention under such Supply Holdco policies shall be as determined by Supply Holdco.

          (ii) Allegheny shall use its commercially reasonable best efforts to maintain the premium rates for all workers' compensation insurance policies for both Allegheny and Supply Holdco in effect for periods through the Separation Date or other date as mutually agreed upon by Allegheny and Supply Holdco to be based on the aggregate number of employees covered under the workers' compensation insurance policies of both Allegheny and Supply Holdco. Any premiums due under the separate workers' compensation insurance issued to Supply Holdco shall be payable by Supply Holdco.

                          ARTICLE 7
                EQUITY AND OTHER COMPENSATION

     SECTION 7.1 Short-Term Incentive Plan. Effective on the Separation Date or other date as mutually agreed upon by Allegheny and Supply Holdco, Supply Holdco shall establish the Supply Holdco Incentive Plan for the benefit of Supply Holdco executives, which shall be comparable to the Allegheny Short-Term Incentive Plan. As of such date, awards under the Allegheny Short-Term Incentive Plan will be determined on a prorated basis as determined by the Management Review and Directors' Affairs Committee of the Allegheny Board of Directors.

     Section 7.2 Long-Term Incentive Plan. Effective on or after the Separation Date, Supply Holdco shall establish the Supply Holdco Long-Term Incentive Plan which shall be comparable to the Allegheny Long-Term Incentive Plan.

     Section 7.3 Allegheny Performance Share Plan. Effective on the Separation Date or other date as mutually agreed upon by Allegheny and Supply Holdco, all outstanding cycles of the Allegheny Performance Share Plan component of the Allegheny Long-Term Incentive Plan shall terminate and a prorated award under each three-year cycle will be paid in cash based on the number of months completed in each cycle.
Such awards will be paid to Supply Holdco Employees and Allegheny Employees who participated in such outstanding cycles. As of the Separation Date or other date as mutually agreed upon by Allegheny and Supply Holdco, liabilities for awards previously deferred under the Allegheny Performance
Share Plan shall be assumed by Supply Holdco for those awards relating to Supply Holdco Employees.

    Section 7.4 Allegheny Stock Option Plan. Effective on the Distribution Date or other date as mutually agreed upon by Allegheny and Supply Holdco, all outstanding options in the Allegheny Stock Option Plan component of the Allegheny Long-Term Incentive Plan shall be converted into options ("Replacement Options") under both the Supply Holdco and the Allegheny Stock Option Plans for each Supply Holdco Employee or Allegheny Employee who participates in the Allegheny
Stock Option Plan prior to such date. The respective exercise prices for such options shall be as determined by the Management Review and Directors' Affairs Committee of the Allegheny Board of Directors.

    Section 7.5 Corporate Variable Pay Program. Effective on the Separation Date or other date as mutually agreed upon by Allegheny and Supply Holdco, Supply Holdco shall establish the Supply Holdco Corporate Variable Pay Program, which shall be comparable to the Allegheny Corporate Variable Pay Program. As of such date, awards under the Allegheny
Corporate Variable Pay Program will be determined on a prorated basis in accordance with the determinations made for the Allegheny Short-Term Incentive Plan by the Management Review and Directors' Affairs Committee of the Allegheny Board of Directors.

    Section 7.6 Discretionary Plan Design. Notwithstanding the foregoing, effective as of the Separation Date or other such date as mutually agreed by Allegheny and Supply Holdco, Supply Holdco shall have the discretion to modify the aforementioned plans and programs described in this Article
7.

                          ARTICLE 8
                  FRINGE AND OTHER BENEFITS

     SECTION 8.1 Employee Assistance Program. Allegheny shall use its commercially reasonable best efforts for and on behalf of Supply Holdco to negotiate for, effective as of the Separation Date or such other date as Allegheny and Supply Holdco may mutually agree, contracts and/or arrangements with Allegheny's vendors that contain comparable features to Allegheny's contracts and/or arrangements providing for an employee assistance program.

     Section 8.2 Educational Assistance Program. Effective as of the Separation Date or other date as mutually agreed upon by Allegheny and Supply Holdco, Supply Holdco shall establish an Supply Holdco educational assistance program for Supply Holdco Employees that is comparable to the Allegheny program.

     Section 8.3 Relocation. Effective as of the Separation Date or such other date as Supply Holdco and Allegheny may mutually agree, Supply Holdco shall provide a Supply Holdco relocation program to Supply Holdco Employees that is comparable to the Allegheny relocation program. Allegheny shall use its commercially reasonable best efforts for and on behalf of Supply Holdco to negotiate for contracts or arrangements with Allegheny's vendors, effective as of the Separation Date or such other date as Allegheny and Supply Holdco may mutually agree, that contain features comparable to Allegheny's contracts and/or arrangements providing for an employee relocation program.

     Section 8.4 Other Benefits. To the extent that Allegheny maintains, sponsors or provides other fringe benefits for its employees that may or may not be specifically identified on Schedule 8.4 to this Agreement, then Allegheny shall, to the extent permitted by law, continue to make such benefits available to Supply Holdco Employees on substantially similar terms and conditions as are offered to the employees of the Allegheny System through the Separation Date or such other date upon which Supply Holdco and Allegheny mutually agree. Supply Holdco and Allegheny agree to make commercially reasonable best efforts to mutually agree on whether, when, and on what terms any member of the Supply
Holdco Group shall maintain, sponsor or offer fringe benefits.

                          ARTICLE 9
                DIRECTOR COMPENSATION PROGRAM

     SECTION 9.1 Establishment Of Supply Holdco Director Compensation Program. Effective as of the Distribution Date or other date as mutually agreed upon by Allegheny and Supply Holdco, Supply Holdco shall establish the Supply Holdco Director Compensation Program, which shall be comparable to the Allegheny Director Compensation Program, and shall consist of the components described in Sections
9.3 through 9.8.

     Section 9.2    Participation In Supply Holdco Director
Compensation Program. Effective as of the Distribution Date or other date as mutually agreed upon by Allegheny and Supply Holdco, Supply Holdco Directors shall only be eligible to participate in the Supply Holdco Director
Compensation Program.

     Section 9.3    Annual Retainer.  Effective as of the
Distribution Date or other date as mutually agreed upon by Allegheny and Supply Holdco, Supply Holdco shall establish annual retainer fee schedules which shall be comparable to the Allegheny annual retainer fee schedules.

     Section 9.4    Meeting Fees.  Effective as of the
Distribution Date or other date as mutually agreed upon by Allegheny and Supply Holdco, Supply Holdco shall establish meeting fee schedules which shall be comparable to the Allegheny meeting fee schedules.

     Section 9.5 Plan For Deferral Of Compensation Of Directors. Effective as of the Distribution Date or other date as mutually agreed upon by Allegheny and Supply Holdco, Supply Holdco shall establish the Supply Holdco Plan for Deferral of Compensation of Directors, which shall be comparable to the Allegheny Plan for Deferral of Compensation of Directors. As of such date, Supply Holdco shall assume all Liabilities to or relating to the Supply Holdco Directors under the Supply Holdco Plan for Deferral of Compensation of Directors. As of such date, Allegheny shall continue to assume all Liabilities to or relating to Allegheny Directors under the Allegheny Plan for Deferral of Compensation of Directors.

     Section 9.6 Deferred Stock Unit Plan For Outside Directors. Effective as of the Distribution Date or other date as mutually agreed upon by Allegheny and Supply Holdco, Supply Holdco shall establish the Supply Holdco Deferred Stock Unit Plan for Outside Directors, which shall be comparable to the Allegheny Deferred Stock Unit Plan for Outside Directors. As of such date, Supply Holdco shall assume all Liabilities to or relating to the Supply Holdco Directors under the Supply Holdco Deferred Stock Unit Plan for Outside Directors. As of such date, Allegheny shall continue to assume all Liabilities to or relating to Allegheny Directors under the Allegheny Deferred Stock Unit Plan for Outside Directors.

     Section 9.7 Stock Options. Effective on the Distribution Date or other date as mutually agreed upon by Allegheny and Supply Holdco, all outstanding options granted to Directors under the Allegheny Stock Option Plan shall be converted into Replacement Options under both the Supply Holdco and the Allegheny Stock Option Plans using the same methodology used pursuant to Section 7.4 for Employees.

     Section 9.8    Restricted Stock Plan For Outside Directors.
Effective as of the Distribution Date or other date as mutually agreed upon by Allegheny and Supply Holdco, Supply
Holdco shall establish the Supply Holdco Restricted Stock
Plan for Outside Directors, which shall be comparable to the Allegheny Restricted Stock Plan for Outside Directors.

     Section 9.9    Director.  As used herein this Article 9,
"Director" means any outside director who does not at any time during such service or prior thereto serve as an employee.

                         ARTICLE 10
                         TRANSITION

     Section 10.1 Transitional Services Agreement. On or about the date hereof, Allegheny and Supply Holdco shall enter into the Transitional Services Agreement covering the provision of various services by Allegheny and Supply Holdco to each other. The provisions of this Agreement shall be subject to the provisions of such Transitional Services
Agreement.

      Section 10.2   Payment Of Liabilities, Plan Expenses And
Related Matters.

          (a) Shared Costs. Supply Holdco shall pay its share, as determined by Allegheny in good faith, of any contributions made to any trust maintained in connection with a Allegheny Plan while Supply Holdco is a Participating
Company in that Allegheny Plan.

          (b) Contributions to Trusts. With respect to Allegheny Plans to which Supply Holdco Employees make contributions, Allegheny shall use reasonable procedures to determine
Supply Holdco Liabilities associated with such Plans, taking into account such contributions, settlements, refunds and similar payments.

          (c) Administrative Expenses Not Chargeable to a Trust. To the extent not charged pursuant to the Transitional
Services Agreement and to the extent not otherwise agreed to by Allegheny and Supply Holdco, and to the extent not chargeable to a trust established in connection with an Allegheny Plan, Supply Holdco shall be responsible, through either direct payment or reimbursement to Allegheny, for its allocable share of expenses incurred by Allegheny in the administration of (i) the Allegheny Plans while Supply
Holdco participates in such Plans, and (ii) the Supply
Holdco Plans, to the extent Allegheny administers such Plans. For this purpose, Supply Holdco's allocable share of such expenses shall be calculated in accordance with current practice in effect as of the date of this Agreement.

      Section 10.3 Sharing Of Participant Information. Allegheny and Supply Holdco shall share, or cause to be shared, all participant information that is necessary or appropriate for the efficient and accurate administration of each of the Allegheny Plans and the Supply Holdco Plans during the respective periods applicable to such Plans as Supply Holdco and Allegheny may mutually agree. Allegheny and Supply Holdco and their respective authorized agents shall, subject to applicable laws of confidentiality and data protection, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party or its agents, to the extent necessary or appropriate for such administration.

      Section 10.4 Reporting And Disclosure Communications To Participants. While Supply Holdco is a Participating
Company in the Allegheny Plans, Allegheny shall take, or cause to be taken, all actions necessary or appropriate to facilitate the distribution of all Allegheny Plan-related communications and materials to employees, participants and beneficiaries, including (without limitation) summary plan descriptions and related summaries of material modification(s), summary annual reports, investment information, prospectuses, notices and enrollment material for the Allegheny Plans. Supply Holdco shall provide all information needed by Allegheny to facilitate such Allegheny Plan-related communications. Supply Holdco shall take, or cause to be taken, all actions necessary or appropriate to facilitate the distribution of all Supply Holdco Plan-related communications and materials to employees, participants and beneficiaries. Supply Holdco shall assist, and Supply Holdco shall cause each other applicable member of the Supply Holdco Group to assist, Allegheny in complying with all reporting and disclosure requirements of ERISA, including the preparation of Form Series 5500 annual reports, for the Allegheny Plans, where applicable.

       Section 10.5 Audits Regarding Vendor Contracts. From the period beginning as of the Separation Date and ending on such date as Allegheny and Supply Holdco may mutually agree, Allegheny and Supply Holdco and their duly authorized representatives shall have the right to conduct joint audits with respect to any vendor contracts that relate to both the Allegheny Health and Welfare Plans and the Supply Holdco
Health and Welfare Plans. The scope of such audits shall remain consistent with the current practices and all documents and other information currently made available for review shall continue to be made available. Allegheny and Supply Holdco shall agree on the performance standards, audit methodology, auditing policy and quality measures, reporting requirements, and the manner in which costs incurred in connection with such audits will be shared.

     Section 10.6   Beneficiary Designations.  Subject to Section
10.9, all beneficiary designations made by Supply Holdco
Employees for the Allegheny Plans shall be transferred to and be in full force and effect under the corresponding
Supply Holdco Plans until such beneficiary designations are replaced or revoked by the Supply Holdco Employees who made the beneficiary designations.

      Section 10.7 Requests For IRS and DOL Opinions. Allegheny and Supply Holdco shall make such applications to regulatory agencies, including the IRS and DOL, as may be necessary or appropriate. Supply Holdco and Allegheny shall cooperate fully with one another on any issue relating to the transactions contemplated by this Agreement for which Allegheny and/or Supply Holdco elects to seek a determination letter or private letter ruling from the IRS or an advisory opinion from the DOL.

      Section 10.8 Fiduciary Matters. Allegheny and Supply Holdco each acknowledge that actions contemplated to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no party shall be deemed to be in violation of this Agreement if such party fails to comply with any provisions hereof based upon such party's good faith determination that to do so would violate such a fiduciary duty or standard.

      Section 10.9 Consent Of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, Allegheny and Supply Holdco shall use their commercially reasonable best efforts to implement the applicable provisions of this Agreement. If any provision of this

Agreement cannot be implemented due to the failure of such third party to consent, Allegheny and Supply Holdco shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

     Section 10.10 Tax Cooperation. In connection with the interpretation and administration of this Agreement, Allegheny and Supply Holdco shall take into account the agreements and policies established pursuant to the Master Separation Agreement and the Tax Indemnification Agreement.

     Section 10.11 Plan Returns. Plan Returns shall be filed or caused to be filed by Allegheny or Supply Holdco as the case may be in accordance with the principles established in
Section 2 of the Tax Indemnification Agreement. For purposes of this Section 10.11, "Plan Return" means any return, report, certificate, form or similar statement or document required to be filed with a government agency with respect to an employee benefit plan governed by ERISA or a program governed by Section 6039D.

                         ARTICLE 11
                 EMPLOYMENT-RELATED MATTERS

     Section 11.1 Terms Of Supply Holdco Employment. Supply Holdco Employees shall be required to execute a new agreement regarding confidential information and proprietary developments in a form approved by Supply Holdco. In addition, nothing in the Master Separation Agreement, this Agreement, or any Ancillary Agreement should be construed to change the at-will status of any of the employees of the Allegheny System or the Supply Holdco Group.

     Section 11.2 HR Data Support Systems. Allegheny shall provide human resources data support for Supply Holdco
Employees through the date set forth in the Transitional
Services Agreement or such other date as Allegheny and Supply Holdco may mutually agree.

     Section 11.3 Employment Of Employees With U.S. Work Visas. Supply Holdco Employees who, on the Separation Date, are employed in the U.S. pursuant to a work or training visa which authorizes employment only by the Allegheny System shall remain employed by the Allegheny System until the visa is amended or a new visa is granted to authorize employment by the Supply Holdco Group and, at that time, shall become an employee of the Supply Holdco Group with substantially similar rights as all other Supply Holdco Employees. During the period from the Separation Date until the amended or new visa is issued, such employee shall continue to participate in Allegheny Plans.

     Section 11.4   Confidentiality And Proprietary Information.

          (a) No provision of the Master Separation Agreement or any Ancillary Agreement shall be deemed to release any individual for any violation of the Allegheny non-competition guideline or any agreement or policy pertaining to confidential or proprietary information of any member of the Allegheny System or Supply Holdco Group, or otherwise relieve any individual of his or her obligations under such non-competition guideline, agreement, or policy.

(b) Employee Agreements. As used in this Section 11.4, "Employee Agreement" means the confidentiality agreement or other such agreements as executed by Allegheny or Supply Holdco employees in connection with their employment. Nothing in this Agreement, the Master Separation Agreement or any other Ancillary Agreement shall be deemed to supercede any provision regarding the conduct of employees mandated by the Federal Energy Regulatory Commission or any other applicable regulatory authority.

          (i) Survival of Allegheny Employee Agreement Obligations and Allegheny's Common Law Rights. The Allegheny Employee Agreements of all Supply Holdco Employees and all former Allegheny employees transferred to Supply Holdco on or after the Separation Date shall remain in full force and effect according to their terms; provided, however, that none of the following acts committed by former Allegheny or Supply Holdco employees within the scope of their Supply Holdco employment shall constitute a breach of such Allegheny Employee Agreements: (i) the use or disclosure of Confidential Information (as that term is defined in the Allegheny Employee Agreement) for or on behalf of Supply Holdco, if such disclosure is consistent with the license rights granted to Supply Holdco and restrictions imposed on Supply Holdco under the Master Separation Agreement, any other Ancillary Agreement or any other agreement between the parties, and (ii) the rendering of any services, directly or indirectly, to Supply Holdco to the extent such services are consistent with the assignment or license of rights granted to Supply Holdco and the restrictions imposed on Supply Holdco under the Master Separation Agreement, any other Ancillary Agreement or any other agreement between the parties. Further, Allegheny retains any rights it has under statute or common law with respect to actions by its former employees to the extent such actions are inconsistent with the rights granted to Supply Holdco and restrictions imposed on Supply Holdco under the Master Separation Agreement, any other Ancillary Agreement or any other agreement between the parties.

          (ii) Survival of Supply Holdco's Employee Agreement
               Obligations and Supply Holdco's Common Law Rights. The Supply Holdco Employee Agreements of all Allegheny Employees and all former Supply Holdco employees transferred to Allegheny on or before the Separation Date shall remain in full force and effect according to their terms; provided, however, that none of the following acts committed by former Supply Holdco or Allegheny employees within the scope of their Allegheny employment shall constitute a breach of such

               Supply Holdco Employee Agreements: (i) the use or disclosure of Confidential Information (as that term is defined in the Allegheny Employee Agreement) for or on behalf of Allegheny, if such disclosure is consistent with the license rights granted to Allegheny and restrictions imposed on Allegheny under the Master Separation Agreement, any other Ancillary Agreement or any other agreement between the parties, and
               (ii) the rendering of any services, directly or indirectly, to Allegheny to the extent such services are consistent with the assignment or license of rights granted to Allegheny and the restrictions imposed on Allegheny under the Master Separation Agreement, any other Ancillary Agreement or any other agreement between the parties. Further, Supply Holdco retains any rights it has under statute or common law with respect to actions by its former employees to the extent such actions are inconsistent with the rights granted to Allegheny and restrictions imposed on Allegheny under the Master Separation Agreement, any other Ancillary Agreement or any other agreement between the parties.

(iii)     Assignment, Cooperation for Compliance and Enforcement.

               (A)(1) Allegheny retains all rights under the Allegheny Employee Agreements of all former Allegheny employees necessary to permit Allegheny to protect the rights and interests of Allegheny, but hereby transfers and assigns to Supply Holdco its rights under the Allegheny Employee Agreements of all former Allegheny employees to the extent required to permit Supply Holdco to enjoin, restrain, recover damages from or obtain specific performance of the Allegheny Employee Agreements or obtain other remedies against any employee who breaches his or her
               Allegheny Employee Agreement, and to the extent necessary to permit Supply Holdco to protect its rights and interests.

               (2) Allegheny and Supply Holdco agree, at their own respective cost and expense, to use their reasonable efforts to cooperate as follows: (A) Supply Holdco shall advise Allegheny of: (1) any violation(s) of the Allegheny Employee Agreement by Supply Holdco or former Allegheny employees, and (2) any violation(s) of the Supply Holdco Employee Agreement which affect Allegheny's rights; and (B) Allegheny shall advise Supply Holdco of any violations of the Allegheny Employee Agreement by current or former Allegheny employees which affect Supply Holdco's rights; provided, however, that the foregoing obligations shall only apply to violations which become known to an attorney within the legal department of the party obligated to provide notice thereof.

               (3) Allegheny and Supply Holdco each may separately enforce the Allegheny Employee Agreements of Supply Holdco and former Allegheny employees to the extent necessary to reasonably protect their respective interests, provided, however, that (i) Supply Holdco shall not commence any litigation relating thereto without first consulting with Allegheny's General Counsel or his or her designee and (ii) Allegheny shall not commence any litigation relating thereto against any former Allegheny employee who is at the time a Supply Holdco Employee without first consulting with Supply Holdco's General Counsel or his or her designee. If either party, in seeking to enforce any Allegheny Employee Agreement, notifies the other party that it requires, or desires, the other party to join in such action, then the other party shall do so. In addition, if either party commences or becomes a party to any action to enforce a Allegheny Employee Agreement of a Supply Holdco Employee or former Allegheny employee, the other party shall, whether or not it becomes a party to the action, cooperate with the enforcing party by making available its files and employees who have information or knowledge relevant to the dispute, subject to appropriate measures to protect the confidentiality of any proprietary or confidential information that may be disclosed in the course of such cooperation or action and subject to any relevant privacy laws and regulations. Any such action shall be conducted at the expense of the party bringing the action and the parties shall agree on a case by case basis on compensation, if any, of the other party for the value of the time of such other party's employees as reasonably required in connection with the action.

               (B)(1) Supply Holdco retains all rights under the Supply Holdco Employee Agreements of all former Allegheny employees necessary to permit Supply Holdco to protect the rights and interests of Supply Holdco, but hereby transfers and assigns to Allegheny its rights under the Supply Holdco Employee Agreements of all former Allegheny employees to the extent required to permit Allegheny to enjoin, restrain, recover damages from or obtain specific performance of the Supply Holdco Employee Agreements or obtain other remedies against any employee who breaches his or her Supply Holdco Employee Agreement, and to the extent necessary to permit Allegheny to protect its rights and interests.

               (2) Allegheny and Supply Holdco agree, at their own respective cost and expense, to use their reasonable efforts to cooperate as follows: (A) Allegheny shall advise Supply Holdco of: (1) any violation(s) of the Allegheny Employee Agreement by Allegheny or former Allegheny employees, and (2) any violation(s) of the Allegheny Employee
               Agreement which affect Supply Holdco's rights; and (B) Supply Holdco shall advise

               Allegheny of any violations of the Supply Holdco Employee Agreement by current or former Supply Holdco employees which affect Allegheny's rights; provided, however, that the foregoing obligations shall only apply to violations which become known to an attorney within the legal department of the party obligated to provide notice thereof.

               (3) Allegheny and Supply Holdco each may separately enforce the Allegheny Employee Agreements of Allegheny and former Supply Holdco employees to the extent necessary to reasonably protect their respective interests, provided, however, that (i) Allegheny shall not commence any litigation relating thereto without first consulting with Supply Holdco's General Counsel or his or her designee and (ii) Supply Holdco shall not commence any litigation relating thereto against any former Supply Holdco employee who is at the time a Allegheny Employee without first consulting with Allegheny's General Counsel or his or her designee. If either party, in seeking to enforce any Employee Agreement, notifies the other party that it requires, or desires, the other party to join in such action, then the other party shall do so. In addition, if either party commences or becomes a party to any action to enforce a Supply Holdco Employee Agreement of an Allegheny Employee or former Supply Holdco employee, the other party shall, whether or not it becomes a party to the action, cooperate with the enforcing party by making available its files and employees who have information or knowledge relevant to the dispute, subject to appropriate measures to protect the confidentiality of any proprietary or confidential information that may be disclosed in the course of such cooperation or action and subject to any relevant privacy laws and regulations. Any such action shall be conducted at the expense of the party bringing the action and the parties shall agree on a case by case basis on compensation, if any, of the other party for the value of the time of such other party's employees as reasonably required in connection with the action.

               (C) Allegheny and Supply Holdco understand and acknowledge that matters relating to the making, performance, enforcement, assignment and termination of employee agreements are typically governed by the laws and regulations of the national, federal, state or local governmental unit where an employee resides, or where an employee's services are rendered, and that such laws and regulations may supersede or limit the applicability or enforceability of this Section 11.4. In such circumstances, Allegheny and Supply Holdco agree to take action with respect to the employee agreements that best accomplishes the parties' objectives as set forth in this
               Section  11.4  and  that is  consistent  with
               applicable law.

     Section 11.5 Accrued Payroll, Bonuses, Profit Sharing And Commissions. Allegheny shall be responsible for all Liabilities relating to, arising out of, or attributable to payroll, bonuses, profit sharing and commissions accrued by employees of Supply Holdco through the Separation Date or other date as may be mutually agreed upon by Allegheny and Supply Holdco. Allegheny and Supply Holdco shall agree on the manner and method of payment for all payroll, bonuses, profit sharing and commissions agreed to on behalf of employees who have been employed by Supply Holdco on or after the Separation Date. Effective as of the Separation
Date, or such later date as Allegheny and Supply Holdco may mutually agree, Supply Holdco shall establish its own payroll system for Supply Holdco Employees.

     Section 11.6   Payroll And Withholding.

          (a) Income Reporting, Withholding. Allegheny shall perform in the same manner as in effect on the date of this Agreement the income reporting and withholding function under Supply Holdco's employer identification number for Supply Holdco Employees and other service providers, commencing with service periods beginning on or after the Separation Date and ending on such later date as Allegheny and Supply Holdco may mutually agree; provided, that, if the ending date is after the Distribution Date, such income reporting and withholding function shall be in accordance with the Transitional Services Agreement. Supply Holdco shall hold Allegheny harmless with respect to any Liabilities arising after the Separation Date as a result of the provisions of such income reporting and withholding function as set forth in the Transitional Services
Agreement.

           (b) Delivery of, and Access to, Documents and Other Information. Concurrently with the Separation Date or other date as mutually agreed upon by Allegheny and Supply Holdco, Allegheny shall cause to be delivered to Supply Holdco, the employee information set forth on all Forms W-4 executed by Allegheny Employees designated as Supply Holdco Employees as of such date. For the period ending on such date (and for such additional period as Allegheny and Supply Holdco may mutually agree), Allegheny shall make reasonably available to Supply Holdco all forms, documents or information, no matter in what format stored, relating to compensation or payments made to any employee or service provider of Supply Holdco. Such information may include, but is not limited to, information concerning employee payroll deductions, payroll adjustments, records of time worked, tax records (e.g., Forms W-2, W-4, 940 and 941), and information concerning garnishment of wages or other payments.

          (c) Consistency of Tax Positions; Duplication. Allegheny and Supply Holdco shall individually and collectively make commercially reasonable best efforts to avoid unnecessarily duplicated federal, state or local payroll taxes, insurance or workers' compensation contributions, or unemployment contributions arising on or after the Separation Date. Allegheny and Supply Holdco shall take consistent reporting and withholding positions with respect to any such taxes or contributions.

     Section 11.7 Personnel And Pay Records. For the period beginning on the date of this Agreement and ending on the Separation Date (and for such additional period as Allegheny and Supply Holdco may mutually agree), Allegheny shall make reasonably available to Supply Holdco, subject to applicable laws on confidentiality and data protection, all current and historic forms, documents or information, no matter in what format stored, relating to pre-Separation Date personnel and medical records. Such forms, documents or information may include, but are not limited to: (a) information regarding a Supply Holdco Employee's ranking or promotions; (b) the existence and nature of garnishment orders or other judicial or administrative actions or orders affecting an employee's or service provider's compensation; and (c) performance evaluations.

      Section 11.8 Non-Termination Of Employment; No Third-Party Beneficiaries. No provision of this Agreement, the Master Separation Agreement, or any Ancillary Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Supply Holdco Employee or other future, present or former employee of Allegheny or Supply Holdco under any Allegheny
Plan or Supply Holdco Plan or otherwise. Without limiting the generality of the foregoing: (a) neither the Separation nor the termination of the Participating Company status of Supply Holdco or any member of the Supply Holdco Group shall cause any employee to be deemed to have incurred a termination of employment; and (b) no transfer of employment between Allegheny and Supply Holdco at any time on and after the Separation Date and prior to the Distribution Date shall be deemed a termination of employment for any purpose hereunder.

     Section 11.9   Employment Litigation.

          (a)  Claims to be Transferred to Supply Holdco. Supply
Holdco shall continue to be legally responsible for and continue the defense of claims identified in Schedule
11.9(a). Supply Holdco hereby agrees to indemnify, defend and hold harmless Allegheny against these claims.

         (b) Claims to be Jointly Defended by Allegheny and Supply Holdco. Allegheny and Supply Holdco shall jointly defend the claims identified in Schedule 11.9(b); provided, however, that Supply Holdco or Allegheny shall indemnify, defend and hold harmless the other against any judgments in accordance with Schedule 2.1.

        (c) Unscheduled Claims. Supply Holdco and Allegheny shall have responsibility for all Employment Liabilities in accordance with Schedule 2.1.

        (d) Cooperation. Each of Allegheny and Supply Holdco shall use its commercially reasonable efforts to share such information as is reasonably necessary in order for the other to defend any claims set forth in this Section 11.9.

                         ARTICLE 12
                     DISPUTE RESOLUTION

     Any dispute or claim arising out of or related to this Agreement shall be resolved in accordance with the dispute resolutions procedures set forth in Section 6.7 of the Master Separation Agreement.

                         ARTICLE 13
                     GENERAL PROVISIONS

     Section 13.1   Effect If IPO And/Or Distribution Does Not
Occur.  Subject to Section 13.8, if the IPO and/or
Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of the IPO, and/or Distribution Date, or otherwise in connection with the IPO and/or Distribution, shall not be taken or occur except to the extent specifically agreed by Supply Holdco and Allegheny.

     Section 13.2 Relationship Of The Parties. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, the understanding and agreement being that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship set forth herein. This Agreement shall be binding upon and inure solely to the benefit of and be enforceable by each party and its respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 13.3   Affiliated Companies.  Each of Allegheny and
Supply Holdco shall cause to be performed, and hereby guarantee the performance of, any and all actions of the Allegheny System or the Supply Holdco Group, respectively.

     Section 13.4 Incorporation Of Master Separation Agreement Provisions. The provisions of Article VI and Article VII
(other than Section 7.03) of the Master Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section to an "Article" or "Section" shall mean Articles or Sections of the Master Separation Agreement, and, except as expressly set forth herein, references in the material incorporated herein by reference shall be references to the Master Separation Agreement).

     Section 13.5 Governing Law. To the extent not preempted by applicable federal law, this Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Maryland.

     Section 13.6 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible and in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest possible extent.

      Section 13.7 Amendment. Supply Holdco and Allegheny may mutually agree to amend the provisions of this Agreement at any time or times, either prospectively or retroactively, to such extent and in such manner as the Boards mutually deem advisable. Each Board may delegate its amendment power, in whole or in part, to one or more Persons or committees as it deems advisable.

      Section 13.8 Termination. This Agreement may be terminated and the Separation abandoned at any time prior to the IPO Closing Date by Allegheny in its sole discretion. This Agreement may be terminated at any time after the IPO Closing Date and before the Distribution Date by mutual consent of Allegheny and Supply Holdco. In the event of termination pursuant to this Section, no party shall have any liability of any kind under this Agreement to the other party.

      Section 13.9   Conflict.  In the event of any conflict
between the provisions of this Agreement and the Master
Separation Agreement, any Ancillary Agreement, or Plan, the provisions of this Agreement shall control.

     Section 13.10  Descriptive Headings.  The descriptive
headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 13.11 Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed to be an original, but all of which together shall constitute but one and the same Agreement.

     IN WITNESS WHEREOF, each of the parties have caused this Employee Matters Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                              ALLEGHENY ENERGY, INC

                              By:
                                  Name:
                                  Title:


                              [_____________________]

                              By:
                                  Name:
                                  Title:

                        SCHEDULE 2.1
           EMPLOYMENT LIABILITIES INDEMNIFICATION


     Section 1. Indemnification by Supply Holdco. Except as otherwise provided in this Agreement or Section 3 of this Schedule, Supply Holdco shall, for itself and as agent for each member of the Supply Holdco Group, indemnify, defend
(or, where applicable, pay the defense costs for) and hold harmless the Allegheny Indemnitees from and against any and all Employment Liabilities that any third party seeks to impose upon the Allegheny Indemnitees, or which are imposed upon the Allegheny Indemnitees, if and to the extent such Employment Liabilities relate to, arise out of or result from any of the following items (without duplication):

          (i) subject to Section 4, any acts or omission or alleged acts or omissions by or on behalf of any member or person employed by a member of the Supply Holdco Group in the conduct of the Supply Holdco Business;

         (ii) any claim by an officer of the Supply Holdco Group (who is an officer as of the IPO Closing Date) against any member or employee of the Allegheny System;

        (iii) any breach by Supply Holdco or any member or person employed by a member of the Supply Holdco Group of this Agreement, the Master Separation Agreement or any other Ancillary Agreement; and

          (iv) subject to Section 4, any Employment Liabilities of the Supply Holdco Group.

     In the event that any member of the Supply Holdco Group makes a payment to the Allegheny Indemnitees hereunder, and any of the Allegheny Indemnitees subsequently diminishes the Employment Liability on account of which such payment was made, either directly or through a third-party recovery, Allegheny will promptly repay (or will procure a Allegheny Indemnitee to promptly repay) such member of the Supply Holdco Group the amount by which the payment made by such member of the Supply Holdco Group exceeds the actual cost to the Allegheny Indemnitee of the associated indemnified Employment Liability.

     Section 2. Indemnification by Allegheny. Except as otherwise provided in this Agreement or Section 3 of this Schedule, Allegheny shall, for itself and as agent for each member of the Allegheny System, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Supply Holdco Indemnitees from and against any and all Employment Liabilities that any third party seeks to impose upon the Supply Holdco Indemnitees, or which are imposed upon the Supply Holdco Indemnitees, if and to the extent such Employment Liabilities relate to, arise out of or result from any of the following items (without duplication):

        (i) subject to Section 4, any acts or omissions or alleged acts or omissions by or on behalf of any member or person employed by a member of the Allegheny System in the conduct of the Allegheny Business;

       (ii) any claim by an officer of the Allegheny System against any member or employee of the Supply Holdco Group (who is an officer as of the IPO Closing Date);

      (iii) any breach by Allegheny or any member or person employed by a member of the Allegheny System of this Agreement, the Master Separation Agreement or any other
Ancillary Agreement; and

       (iv) subject to Section 4, any Employment Liabilities of a member of the Allegheny System.

     In the event that any member of the Allegheny System makes a payment to the Supply Holdco Indemnitees hereunder, and any of the Supply Holdco Indemnitees subsequently diminishes the Employment Liability on account of which such payment was made, either directly or through a third-party recovery, Supply Holdco will promptly repay (or will procure a Supply Holdco Indemnitee to promptly repay) such member of the Allegheny System the amount by which the payment made by such member of the Allegheny System exceeds the actual cost to the Supply Holdco Indemnitee of the indemnified Employment Liability.

     Section 3.     Exceptions.

     In accordance with the current practice in effect as of the execution of the Agreement, with respect to claims for benefits or compensation, if an underlying act or omission as contemplated in Section 1 or 2 of this Schedule occurs and such act or omission constitutes the principal basis for such a claim, then Section 1 or 2 shall apply, as applicable, to establish indemnification obligations. If, however, no specific act or omission occurs that is attributable to Allegheny or Supply Holdco and the principal underlying basis for a claim for benefits or compensation involves plan administration or other similar systemic type activities related to maintenance of plans, notwithstanding Sections 1 and 2, in accordance with the current practice in effect as of the execution of the Agreement, Supply Holdco and Allegheny shall be responsible for their pro rata allocated share of costs to defend such claim.

     Section 4. Indemnification of Environmental Claims and Asbestos Claims. Any Environmental Claims or Asbestos
Claims against a Supply Holdco Indemnitee arising prior to the IPO Closing Date are the responsibility of Allegheny and Allegheny shall, for itself and as agent for each member of the Allegheny Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Supply Holdco Indemnitee from and against any and all such claims that any third party seeks to impose upon the Supply Holdco Indemnitee, or which are imposed upon the Supply
Holdco Indemnitee.  Any Environmental Claims or Asbestos
Claims against an Allegheny Indemnitee arising after the IPO Closing Date are the responsibility of Supply Holdco and

Supply Holdco shall, for itself and as agent for each member of the Supply Holdco Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Allegheny Indemnitee from and against any and all such claims that any third party seeks to impose upon the Allegheny Indemnitee, or which are imposed upon the Allegheny Indemnitee. For purposes of this Section 4, an Asbestos Claim or Environmental Claim shall be deemed to have arisen "prior to" the IPO Closing Date if the claim arises from or relates to exposure to, handling or use of asbestos, or to the treatment, transportation or disposal of alleged environmentally harmful substances, prior to the IPO Closing Date, regardless of when the alleged injury or claim is manifested or asserted, unless the claim arises from or relates to negligent or otherwise unlawful acts of a Supply Holdco Indemnitee after the IPO Closing Date. By way of example only:

          (i) Claims involving alleged exposure to asbestos or contamination from emissions of or disposal of alleged environmentally harmful substances allegedly occurring prior to the IPO Closing Date shall be considered to have arisen prior to the IPO Closing Date, regardless of when the claim is commenced.

         (ii) Claims involving alleged exposure to asbestos or contamination from emissions of or disposal of alleged environmentally harmful substances allegedly occurring after the IPO Closing Date, or from allegedly negligent acts or omissions in dealing with asbestos or such allegedly environmentally harmful substances after the IPO Closing
Date, shall be considered to have arisen after the IPO
Closing Date regardless of when such asbestos or alleged environmentally harmful substance was placed in any Supply Holdco facility or was created or used in any Supply Holdco Business.

        (iii) Claims involving alleged exposure to asbestos or contamination from emissions of or disposal of alleged environmentally harmful substances allegedly occurring in part before and in part after the IPO Closing Date shall be handled as Commingled Claims under Section 2.5 of this Agreement.

        (iv) Violations of environmental permits by a Supply Holdco Indemnitee after the IPO Closing Date will be deemed to arise after the IPO Closing Date; provided, however, that to the extent fines, penalties or other liabilities are imposed as a result of such violations having also existed prior to the IPO Closing Date, the pre-IPO portion of any such fines, penalties or other liabilities shall be deemed to have arisen prior to the IPO Closing Date.

     Section 5.     Relationship to Indemnification and Insurance
Matters Agreement.

          (i) Unless expressly modified in this Schedule, all other provisions of Article I of the Indemnification and Insurance
Matters Agreement will apply to an indemnifiable claim.

         (ii) Any claim, which is not an Employment Liability, will only be subject to the provisions of the Indemnification and Insurance Matters Agreement.

                       SCHEDULE 2.1(a)

                BENEFITS AND LIABILITIES FOR
                 ALLEGHENY RETIRED EMPLOYEES

     At the Separation Date or other date as mutually agreed upon by Allegheny and Supply Holdco, the following will occur:


     1.   Retiree benefits for all Allegheny Retired
Employees and terminated vested employees as of such date will continue to be the responsibility of Allegheny.

               Retiree medical benefits
               Retiree life benefits
               Allegheny Pension Plan benefits
               Allegheny SERP benefits
               Allegheny Deferred Incentive Compensation
               Plan benefits
               Specified benefits in individual contracts
               Cobra benefits

     2. Supply Holdco will become fully responsible for Supply Holdco SERP benefits for all Supply Holdco Employees as of such date. Specifically, the other Allegheny
Subsidiaries will be relieved of any responsibilities to provide a portion of the transferred employees' ultimate
SERP benefits due to periods of service the Supply Holdco
Employees worked for those other Subsidiaries.

     3. Allegheny will be fully responsible for the Allegheny SERP benefits for all Allegheny Employees as of such date. Specifically, Supply Holdco will be relieved of any responsibilities to provide a portion of the Allegheny
Employees' ultimate SERP benefits due to periods of service the employees worked for Supply Holdco.

                        SCHEDULE 2.2

                  HEALTH AND WELFARE PLANS
                             AND
                  POST-RETIREMENT  PROGRAMS


       1.   Flexible Benefits Program
             a.   Medical Plan
             b.   Dental Plan
             c.   Long-Term Disability Plan
             d.   Flexible Spending Accounts
                 1.   Health Care Spending Account Plan
                 2.   Dependent Care Spending Account Plan

       2.   Life Insurance Program
             a.   Group Life Insurance Plan
             b.   Group Universal Life Program
             c.   Death Benefit Plan
             d.   Travel Accident Insurance Plan
             e.   ELIP

       3.   Post-Retirement Programs
             a.   Retiree Medical (through the Medical Plan)
             b.   Medicare Part B premium reimbursement
             c.   Retiree Life (through the Group Life Insurance Plan and
                  ELIP)

                       SCHEDULE 6.4(a)

                  THIRD PARTY ASO CONTRACTS

    Pension Plan                  MetLife, Equitable

    ESOSP                         T. Rowe Price

    Health and Welfare Plans

         Medical Plan              Highmark BC/BS, The Health Plan,
                                   Aetna US Healthcare, and Caremark

         Dental Plan               CIGNA

         Long-Term Disability Plan CIGNA

    Flexible Spending Accounts

    Health Care Spending Account Plan       EBDS

    Dependent Care Spending Account Plan    EBDS

                       SCHEDULE 6.4(b)

                  GROUP INSURANCE POLICIES

        Life Insurance Program

             a.   Group Life Insurance Plan      CIGNA

             b.   Group Universal Life Program   CIGNA

             c.   Travel Accident Insurance Plan Zurich-American

        ELIP                     Security Life of Denver,
                                     New York Life

        SBP                      Pacific Mutual

                        SCHEDULE 8.4

                       FRINGE BENEFITS


1.   Company Funding for Social Activities

          a.   Corporate-wide events (Golf, Bowling, Picnic)

          b.         Employee associations

2.   Discount Vision Program

3.   Educational Assistance Program

4.   Enhanced Executive Auto-reimbursement Plan

5.   Personal Computer Loans

6.   Relocation Assistance

7.   Scholarship Program

8.   Separation Allowance Plan

9.   Voluntary Benefits Program

          a.   Group Automobile, Homeowner's, and Renter's
     Insurance

          b.   Group Vision Insurance

                      SCHEDULE 11.9(a)

                    EMPLOYMENT LITIGATION

                     TRANSFERRED CLAIMS

                      SCHEDULE 11.9(b)

                    EMPLOYMENT LITIGATION

                   JOINTLY DEFENDED CLAIMS